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October 9, 1997

URS Corporation
100 California Street, 5th Floor
San Francisco, CA  94111

Ladies and Gentlemen:

We have acted as counsel to you, URS Corporation, a Delaware corporation ("URS"), in connection with the transactions contemplated by the Agreement and Plan of Merger dated as of August 18, 1997 (the "Merger Agreement") among URS, Woodward-Clyde Group, Inc., a Delaware corporation ("WC"), and W-C Acquisition Corporation ("Acquisition Corp."), a wholly-owned subsidiary of URS, pursuant to which WC will be merged with and into Acquisition Corp. (the "Merger") and each outstanding share of WC common stock will be converted into the right to receive, in the aggregate, $91,693,870, consisting of $26,693,870 in cash and up to 5,200,000 shares, par value $0.01 per share, of URS common stock (the "Shares").

In connection with the Merger, URS is filing with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-4 (the "Registration Statement") to register under the Securities Act of 1933, as amended, the Shares to be issued under the terms of the Merger Agreement.

We have examined a copy of the Merger Agreement, the Registration Statement, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued under the terms of the Merger Agreement and as contemplated by the Joint Proxy Statement/Prospectus included in the Registration Statement, will be validly issued, fully paid, and nonassessable.

We do not purport to render an opinion based on the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we express no opinion as to the effect of any other laws.

URS Corporation
October 9, 1997
Page 2


We consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,

Cooley Godward LLP



By:      /s/Samuel M. Livermore
         -----------------------
         Samuel M. Livermore